As filed with the Securities and Exchange Commission on June 17, 2009

Registration No.333-148199

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BLUEFIRE ETHANOL FUELS, INC.
(Name of small business issuer in its charter)

Nevada	2860	20-4590982
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification umber)

BlueFire Ethanol Fuels, Inc.
31 Musick, Irvine, California 92618
(949) 588-3767 (telephone number)
(949) 588-3972 (facsimile number)
(Address and telephone number of principal executive offices and principal place of business)

X-Pedited Transfer Corporation
535 16th Street, Suite 810
Denver, CO 80202
(303) 573-1000 (telephone number)
 (Name, address and telephone number of agent for service)

Copies to:
Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel: (732) 409-1212
Fax: (732) 577-1188

Approximate date of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Form S-1 Registration Statement (333-148199) is filed solely to amend the signature page to include the date of the signature for each person signing such Registration Statement. No changes have been made to Part I of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Company's Amended and Restated Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

The Company's Amended and Restated Articles of Incorporation further provides the following indemnifications:

(a) a director of the Corporation shall not be personally liable to the Corporation or to its shareholders for damages for breach of fiduciary duty as a director of the Corporation or to its shareholders for damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts revolving around any unlawful distribution or contribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If Nevada Law is hereafter amended to eliminate or limit further liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of Nevada Law as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

(b) the Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to attorney's fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent and that person's estate and personal representative to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the registration of the shares is as follows:

SEC Registration	$2,500
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Printing Costs	$2,500
Miscellaneous Expenses	$10,000

Total	$75,000

Item 26. Recent Sales of Unregistered Securities.

In March 2006, upon incorporation, we issued 10,000 shares of $1.00 par value common stock to various individuals. In connection with the Reverse Merger, these individuals received an aggregate of 17,000,000 shares of our restricted common stock.

Prior to the Reverse Merger, Sucre entered into an agreement with two related investors for the sale of 3,000,000 free trading shares of the Sucre’s common stock for gross proceeds of $1,000,000. The previous management of Sucre erroneously issued 4,000,000 shares of the Sucre’s common stock to the investors. To date, the excess shares of 1,000,000 have not been returned to the transfer agent. We have demanded the return of the 1,000,000 and are actively pursuing every possible channel to get the shares returned. Since we cannot predict the ultimate outcome, the 1,000,000 shares have been accounted for as outstanding and included in the common shares retained by Sucre’s stockholders. These securities were issued exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933 as amended.

Convertible Notes Payable

On July 13, 2007, we issued several convertible notes aggregating a total of $500,000 with seven accredited investors, including $25,000 from our Chief Financial Officer. Under the terms of the notes, we are required to repay any principal balance and interest, at 10% per annum within 120 days of the note. The convertible promissory note is convertible only upon default. The holders also received warrants to purchase common stock at $5.00 per share. The warrants vest immediately and expire in five years. The total warrants issued pursuant to this transaction were 200,000 on a pro-rata basis to investors. The convertible promissory notes are only convertible into shares of our common stock in the event of a default. The conversion price is determined based on one third of the average of the last-trade prices of our common stock for the ten trading days preceding the default date. On November 7, 2007, we re-paid all of our 10% convertible promissory notes dated July 13, 2007, to all our private investors, totaling approximately $516,000, including interest of approximately $16,000. This private offering was completed as an offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Senior Secured Convertible Notes Payable

On August 21, 2007, we issued senior secured convertible notes (the “Convertible Notes”) aggregating a total of $2,000,000 with two institutional accredited investors. Under the terms of the Convertible Notes, we are required to repay any principal balance and interest, at 8% per annum, due August 21, 2009. On a quarterly basis, we have the option to pay interest due in cash or in stock. The Convertible Notes are secured by substantially all of our assets. The total warrants issued pursuant to this transaction were 1,000,000 on a pro-rata basis to investors. These include class A warrants to purchase 500,000 common stock at $5.48 per share and class B warrants to purchase an additional 500,000 shares of common stock at $6.32 per share. The warrants vest immediately and expire in three years. The holders of the Convertible Notes have the option to convert the Convertible Notes into shares of our common stock at $4.21 per share at any time prior to maturity. If, before maturity, we consummate a financing of at least $10,000,000, then the principal and accrued unpaid interest of the Convertible Notes shall be automatically converted into shares of our common stock at $4.21 per share. In addition, we entered into a registration rights agreement with the holders of the Convertible Notes whereby we are required to file an initial registration statement on Form SB-2 or Form S-3 with the SEC in order to register the resale of the maximum amount of common stock underlying the Convertible Notes within 120 days of the agreement (December 19, 2007). The registration statement must then be declared effective no later than 90 calendar days (March 18, 2008), in the event of a full or no review by the SEC, days from the initial filing date.

In the event that we fail to file a registration statement within the 120 day period, we must pay the holder 3% of the face amount as liquidated damages. In the event that we fail to have the registration statement declared effective by the SEC by the dates described above, or fail to maintain on the registration statement the effectiveness of the registration statement thereafter, then we must pay the holders an amount equal to 2% of the aggregate purchase price paid by each holder, for each month the registration statement remains uncured. In addition, if we do not complete a qualified financing within 120 days of the a (December 19, 2007), we must pay the holder an additional 1% of the face amount as liquidated damages. Liquidated damages cannot exceed 15% of the face amount of the Convertible Notes. No accrual has been made to the accompanying financial statements as management does not believe that such damages are probable of being incurred.

On December 3, 2007 and December 14, 2007, we consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for net proceeds of $14,360,000 (the “December Private Placement”). The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance.

In connection with the December Private Placement, we modified the conversion price of our previously issued 8% Senior Secured Convertible Promissory Notes (“Convertible Notes”) from $4.21 to $2.90 per share. We also modified the exercise price of the class “A” and class “B” warrants issued with the Convertible Notes from $5.48 and $6.32, respectively to $2.90 per share.

On December 14, 2007, the holders of the Convertible Notes converted their outstanding principal balance of $2,000,000 and accrued interest of $33,333 into 700,922 shares of common stock.

Equity Offering

On December 3, 2007 and December 14, 2007, the Company consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for aggregate proceeds of $14,360,000. The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance.

In addition, the Company entered into a registration rights agreement with the investors whereby the Company is required to file an initial registration statement on Form SB-2 (or another applicable registration form) with the SEC in order to register the resale of the above common stock and warrants to purchase common stock. The registration statement is required to be filed within 45 days from December 14, 2007. The registration statement must then be declared effective no later than 150 calendar days (May 12, 2008) from the initial filing date.

The Company also agreed to register the conversion shares and shares underlying the warrants issued in connection with its previously Convertible Notes. The details of the registration rights of the Convertible Notes can be found in the Company’s August 28, 2007 8-K.

In the event the Company fails to file its initial registration statement within the 45 day period or, in the event that the Company fails to have the registration statement declared effective by the SEC by the dates described above, then the Company must pay the investors certain liquidated damages.

Item 27. Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement and Plan of Reorganization dated May 31, 2006, filed December 13, 2006 (1)

3.1	Amended and Restated Articles of Incorporation dated July 2, 2006, filed December 13, 2006 (1)

3.2	Amended and Restated Bylaws dated May 27, 2006, filed December 13, 2006 (1)

3.3	Second Amended and Restated Bylaws dated April 24, 2008, filed April 29, 2008 (11)

4.1	Form of Promissory Note (2)

4.2	Form of Subscription Agreement (2)

4.3	Description of Promissory Note dated July 13, 2007 (4)

4.4	Form of Convertible Promissory Note dated August 22, 2007 (5)

4.5	Form of Warrant Agreement dated August 22, 2007 (5)

4.6	Stock Purchase Agreement dated December 3, 2007 (7)

4.7	Securities Purchase Agreement dated December 14, 2007 (7)

4.8	Form of Warrant dated December 14, 2007 (7)

5.1	Opinion of Anslow & Jaclin, LLP as to the validity of the common stock (8)

10.1	Form Directors Agreement, filed December 13, 2006 (1)

10.2	Form Executive Employment Agreement, filed December 13, 2006 (1)

10.3	Arkenol Technology License Agreement, dated March 1, 2006, filed December 13, 2006 (1)

10.4	ARK Energy Asset Transfer and Acquisition Agreement, dated March 1, 2006, filed December 13, 2006 (1)

10.5	Form of the Consulting Agreement (2)

10.6	Amended and Restated 2006 Incentive and Nonstatutory Stock Option Plan, dated December 13, 2006 (6)

10.7	CFO Employment Agreement (12)

10.8	Employment Agreement, dated March 31, 2008, issued by the Company (13)

10.9	Revolving Line of Credit Agreement, dated February 24, 2009 (14)

14.1	Code of Ethics (10)

21.1	List of Subsidiaries (3)

23.1	Consent of McKennon Wilson & Morgan LLP (8)

23.2	Consent of Anslow & Jaclin, LLP (included in opinion set forth in Exhibit 5.1 hereto)

24.1	Power of Attorney (9)

99.1	Audit Committee Charter (2)

99.2	Compensation Committee Charter (2)

(1) Incorporated by reference to the Company’s Form 10-SB, as filed with the SEC on December 13, 2006.

(2) Incorporated by reference to the Company’s Form 10-SB/A, as filed with the SEC on February 28, 2007.

(3) Incorporated by reference to the Company’s Form 10-SB/A, as filed with the SEC on April 18, 2007.

(4) Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on July 16, 2007.

(5) Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on August 28, 2007.

(6) Incorporated by reference to the Company’s Form S-8, as filed with the SEC on December 17, 2007.

(7) Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on December 18, 2007.

(8) Filed herewith.

(9) Included on signature page of this Registration Statement.

(10)  Incorporated by reference to the Company’s Form 10K-SB, as filed with the SEC on February 28, 2008.

(11) Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on April 29, 2008.

(12) Incorporated by reference to the Company's Form 10-SB/A, as filed with the SEC on March 26, 2007.

(13) Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on April 7, 2008.

(14) Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on March 6, 2009.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act, BlueFire Ethanol Fuels, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on June 17, 2009.

BLUEFIRE ETHANOL FUELS, INC.

By:	/s/ Arnold R. Klann
Arnold R. Klann,
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/Christopher Scott
Christopher Scott
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arnold R. Klann	Director and Chairman of the Board;	June 17, 2009
Arnold R. Klann	President and Chief Executive Officer

/s/ Necitas Sumait	Director, Secretary	June 17, 2009
Necitas Sumait	and Senior Vice President

/s/ Christopher Scott	Chief Financial Officer	June 17, 2009
Christopher Scott

/s/ John Cuzens	Chief Technology Officer	June 17, 2009
John Cuzens	and Senior Vice President

/s/ Chris Nichols	Director	June 17, 2009
Chris Nichols

/s/ Joseph I. Emas	Director	June 17, 2009
Joseph I. Emas

/s/ Victor H. Doolan	Director	June 17, 2009
Victor H. Doolan